Exhibit 4
AMENDED AND RESTATEDJOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)
This Agreement amends and restates that certain Joint Filing Agreement, dated as of December 31, 2016, by and among Landgame S.à r.l., Vitruvian I Luxembourg S.à r.l., VIP I Nominees Limited, VIP I A L.P., VIP I B L.P., and Vitruvian Partners LLP. The undersigned acknowledge and agree that the foregoing Amendment No.6 to Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to the Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.
Dated: December 23, 2020	Landgame S.à r.l.

	By:	/s/ Gael Sausy
	Name:	Gael Sausy
	Title:	B Manager and Authorized Signatory

Vitruvian I Luxembourg S.à r.l.

	By:	/s/ Gael Sausy
	Name:	Gael Sausy
	Title:	B Manager and Authorized Signatory

VIP I Nominees Limited
By: Vitruvian Partners LLP, its director

	By:	/s/ Robert James Sanderson
	Name:	Robert James Sanderson
	Title:	Partner

VIP I A L.P.
By: Vitruvian Partners LLP, its general partner

	By:	/s/ Robert James Sanderson
	Name:	Robert James Sanderson
	Title:	Partner

VIP I B L.P.
By: Vitruvian Partners LLP, its general partner

	By:	/s/ Robert James Sanderson
	Name:	Robert James Sanderson
	Title:	Partner

Vitruvian Partners LLP

	By:	/s/ Robert James Sanderson
	Name:	Robert James Sanderson
	Title:	Partner

/s/ Evan Davis
Evan Davis, as trustee of the Landgame Trust